EXHIBIT 99.1

KinerjaPay Corp. Signed Major Investment Agreement With PT. Investa Wahana Development (Wahana Group)

KINERJAPAY ANNOUNCED A MAJOR SUBSCRIPTION FROM PT. INVESTA WAHANA DEVELOPMENT (WAHANA GROUP), INDONESIA, FOR US$200 MILLION IN KPAY’S EQUITY SECURITIES

JAKARTA, Indonesia, January 7, 2019 /PRNewswire/ --

KinerjaPay Corp., a Delaware corporation (OTCQB: KPAY), a digital payment and e-commerce platform, (“KinerjaPay” or the “Company”) announced that it has received a signed commitment from PT. Investa Wahana Group, Indonesia to invest $200 million, subscribing for $100 million in shares of the Company’s Series F and an addition $100 million in shares of the Company’s Series G Convertible Preferred Stock.

The Series F Preferred Stock, bearing a dividend of 6% per annum, is convertible into shares of the Company’s Common Stock at an average of $1.80 per share. The Series G Preferred Stock also pays a dividend of 6% per annum and further provides for the Company’s right to force the conversion at $1.80 per share, provided that the KinerjaPay shares are trading at $3.50 per share or higher for a period of 20 days commencing six months after the date of issuance of the Series G Preferred Stock.

KinerjaPay’s use of proceeds are to fund the Company’s peer-to-peer lending operations, potential acquisitions and strategic investments in the Company’s home-based region as part of their expansion plan for 2019. The Company also plans to allocate a certain portion of the subscription proceeds to repurchase KinerjaPay’s stock in the open market, subject to the rules and regulations of the SEC.

The Company’s Chairman and CEO, Mr. Edwin Witarsa Ng, further commented that: “This investment commitment, which is expected to close within the next ten days, will accelerate our growth plan for 2019 as we evaluate several potential acquisitions as well as proceed with strategic investments, which should, in turn, transform the Company into a significant market presence in our eCommerce and peer-to-peer lending operations, principally in Indonesia.” In 2019, the Company will expand into prepaid mobile business, p2p lending, mobile payment solutions, online gaming, and eCommerce services initially in Indonesia’s growing economy and expanding in SE Asia. Additionally, the company intends to make investments in certain related industries in other foreign countries.

The spokesperson from Wahana Group, Mr. Rio Chandranegara, further commented that: “We are excited about this investment opportunity as the growth of ecommerce and peer-to-peer lending business has been unprecedented lately in emerging country like Indonesia. KinerjaPay as one of the leading digital market players in Indonesia, it is also a US Company which trades in the world’s most liquid market in the United States, we are proud to be the financial backer of KPAY’s CEO, Mr. Edwin Ng and to support his growth plan in the near future.”

About KinerjaPay

KinerjaPay enables consumers to “Pay, Play and Buy” through its secure web portal and mobile applications. Based in Indonesia, the Company provides easy and convenient payment solution while shopping online at its marketplace platform. With its current omni-channel platform, users can perform various payment services such as credit card bill payment, utility, phone bill, healthcare insurance and direct transfer to anyone at their convenience. KinerjaPay is also planning to launch other eCommerce verticals such as travel market, delivery services, and online gaming in the near future. The Company’s services are available through its mobile applications and on its website at http://www.kinerjapay.com.

About PT. Investa Wahana Development

PT. Investa Wahana Development, or so-called Wahana Group, is one of the major financial supporter of many development projects in Indonesia, both government related and private sectors. The group invested in commercial buildings and residentials throughout Indonesia including Surabaya city and Bali. The Company has also recently involved in development of Indonesia’s Second Largest city’s airport planning for the expansion of Terminal 3 in Surabaya city. Besides their involvement into project planning and construction, the Company also supports the financial planning of each project.

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements, about KPAY’s expectations, beliefs or intentions regarding, among other things, its product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, KPAY or its representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by KPAY with the U.S. Securities and Exchange Commission, press releases or oral statements made by or with the approval of one of KPAY’s authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause KPAY’s actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause KPAY ‘s actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements, including, but not limited to, the factors summarized in KPAY ‘s filings with the SEC. In addition, KPAY operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control. KPAY does not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise. Please see the risk factors associated with an investment in our securities which are included in our Annual Report on Form 10-K as filed with the SEC on April 20, 2018 and most recently in our Registration Statement on Form S-1/A filed with the SEC on December 21, 2018, pursuant to which we are offering 300,000 Shares of 11% Series C Cumulative Redeemable Perpetual Preferred Stock at $25.00 Per Share.

For more information, please visit our website http://www.kinerjapay.co. There you will find access to all of our past press releases and SEC filings regarding the activities discussed in this letter.

Media Contact:

KinerjaPay Corp.

Email: info@kinerjapay.co

+62-21 2918 1336

SOURCE KinerjaPay Corp.